UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

DUKE REALTY CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Indiana (State of incorporation or Organization)	35-1740409 (I.R.S. Employer Identification no.)

600 EAST 96TH STREET

SUITE 100

INDIANAPOLIS, INDIANA 46240

(Address of Principal Executive Offices and Zip Code)

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates:  333-136173

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of Each Exchange on Which Each Class is to be Registered
Depositary Shares, each representing 1/10th of a 8.375% Series O Cumulative Redeemable Preferred Share	New York Stock Exchange

Securities registered pursuant to Section 12(g) of the Act:     None

(Title of class)

Item 1.  Description of Registrant’s Securities to be Registered.

The securities of Duke Realty Corporation (the “Company”) to be registered on the New York Stock Exchange are Depositary Shares (the “Depositary Shares”), each representing 1/10th of a 8.375% Series O Cumulative Redeemable Preferred Share, $0.01 par value, $250.00 liquidation preference (collectively, the “Series O Preferred Shares”), of the Company.  The description of the Depositary Shares and the Series O Preferred Shares is set forth under the caption “Description of the Series O Preferred Shares and Depositary Shares” on pages S-11 through S-16 of the prospectus supplement dated February 14, 2008, which prospectus supplement was filed by the Company on February 15, 2008 pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended, and made a part of the Registrant’s Registration Statement on Form S-3 (Registration No. 333-136173).  Such description shall be deemed to be incorporated by reference in this Registration Statement on Form 8-A.

Item 2.  Exhibits.

3.1                                       Designating Amendment to the Third Amended and Restated Articles of Incorporation, establishing the terms of the 8.375% Series O Cumulative Redeemable Preferred Stock.

4.1                                       Deposit Agreement, dated February 22, 2008, by and among the Company, American Stock Transfer & Trust Company and the holders from time to time of the Depositary Receipts evidencing the Depositary Shares (which includes as an exhibit thereto the form of Depositary Receipt).

4.2                                       Form of certificate representing the 8.375% Series O Cumulative Redeemable Preferred Shares.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

DUKE REALTY CORPORATION

Date:	February 21, 2008	By:	/s/ Tammi D. Parker
			Name:	Tammi D. Parker
			Title:	Vice President,
Legal and
Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description
3.1	Designating Amendment to the Third Amended and Restated Articles of Incorporation, establishing the terms of the 8.375% Series O Cumulative Redeemable Preferred Stock.

4.1

Deposit Agreement, dated February 22, 2008, by and among the Company, American Stock Transfer & Trust Company and the holders from time to time of the Depositary Receipts evidencing the Depositary Shares (which includes as an exhibit thereto the form of Depositary Receipt).

4.2	Form of certificate representing the 8.375% Series O Cumulative Redeemable Preferred Shares.